CONTACT: Acura Pharmaceuticals, Inc.,
Investor Relations, Peter A. Clemens, SVP & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. ANNOUNCES IMPLEMENTATION OF
REVERSE STOCK SPLIT AND NEW TRADING SYMBOL: ACPH.OB

Palatine, IL, December 4, 2007: Acura Pharmaceuticals, Inc. (OTC.BB-ACUR) today announced the filing of an amendment to its Certificate of Incorporation effecting a 1 for 10 reverse stock split. Commencing December 5, 2007, the Company’s common stock will trade on a split adjusted basis under the symbol “ACPH.OB”. The Company's intent to effect a reverse stock split was announced on October 31, 2007 and was subject to meeting certain OTC Bulletin Board requirements which have now been met.

Objectives of the Reverse Stock Split

The Company’s primary objectives for implementing the reverse stock split are to reduce the number of outstanding common shares to be generally consistent with comparable companies and attempt to raise the per share trading price of its common stock in an effort to obtain a listing on the American Stock Exchange (“AMEX”) or the Nasdaq Capital Market (“NASDAQ”). While the Company intends that the reverse split will increase the bid price per share of its common stock above the minimum prices required for listing by AMEX and NASDAQ, there can be no assurance that the reverse split will have that effect, initially or in the future, or that it will enable the Company to achieve the listing of its common stock on the AMEX or the NASDAQ. In addition, there can be no assurance that the price per share of the Company’s common stock immediately after the reverse split will increase proportionately with the reverse split or that any price per share increase will be sustained for any period of time.

Impact of Reverse Stock Split on Number of Shares Held

Shareholders of record will be entitled to receive a new stock certificate representing the number of shares calculated by dividing their pre-split share holdings by 10. If the total number of pre-split shares that a shareholder holds is not evenly divisible by 10, the shareholder will receive cash in an amount equal to the fraction of a share that the shareholder otherwise would have been entitled to receive, multiplied by $0.73 (the average of the high bid and low asked prices of one share of the Company’s common stock, as reported by the OTC Bulletin Board, for the 10 business days immediately preceding the effective date of the reverse stock split).

Process for Exchanging Existing Stock Certificates for New Stock Certificates

Within the next 5 days, the Company will mail each shareholder of record a letter of transmittal from Continental Stock Transfer & Trust Company (the “Exchange Agent”). This letter of transmittal will contain instructions for submitting a shareholder’s existing stock certificates to the Exchange Agent in exchange for new Acura Pharmaceuticals, Inc. stock certificates representing the appropriate number of whole shares of new common stock resulting from the reverse stock split. The Exchange Agent will also facilitate the payment from Acura Pharmaceuticals, Inc. to shareholders for any fractional share interests. Shareholders should NOT destroy any existing stock certificates and should NOT submit any stock certificates to the Company or the Exchange Agent until they receive the letter of transmittal from the Company.

Process if Shares are Held in a Brokerage Account

If a shareholder’s shares are currently held in a brokerage account, the broker will adjust such shareholder’s share balance to give effect to the reverse stock split. In this case, a shareholder will not receive a letter of transmittal and no action need to be taken by the shareholder. Shareholders whose shares are held in a brokerage account may trade the Company’s shares beginning December 5, 2007 through their brokerage account on a split adjusted basis under the new stock symbol ACPH.OB.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, the ability of King Pharmaceuticals Research and Development, Inc. and other pharmaceutical companies, if any, with whom the Company may license its Aversion® Technology, to develop, obtain necessary regulatory approvals and commercialize products utilizing the Aversion® Technology, the Company’s ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties, the ability of King Pharmaceuticals Research and Development, Inc. and other third parties to manufacture products utilizing the Aversion® Technology, and the Company’s ability to fulfill the FDA’s requirements for approving the Company’s product candidates for commercial distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of the Company’s product candidates, the adequacy of the development program for the Company’s product candidates, changes in regulatory requirements, adverse safety findings relating to the Company’s product candidates, the risk that the FDA may not agree with the Company’s analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of the Company’s product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process. You are encouraged to review other important risk factors relating to the Company on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. The Company is at development stage and may never have any products or technologies that generate revenue. Acura Pharmaceuticals, Inc. assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Acura Pharmaceuticals, Inc. press releases may be reviewed at www.acurapharm.com.